Exhibit 99

ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951

Investor Relations:	ICR, Inc.
Brendon Frey
(203) 682-8200

ROCKY BRANDS, INC. ANNOUNCES SECOND QUARTER FISCAL 2011 RESULTS
Second Quarter Diluted EPS Increased 275% to $0.30 on 14% More Shares Outstanding
Second Quarter Wholesale Sales Increased 6.0% to $40.8 Million
Gross Margin Increased 480 Basis Points to 39.4%

NELSONVILLE, Ohio, July 26, 2011 – Rocky Brands, Inc. (Nasdaq: RCKY) today announced financial results for its second quarter ended June 30, 2011.

Second quarter 2011 net income improved to $2.3 million or $0.30 per diluted share versus net income of $0.5 million, or $0.08 per diluted share in the year ago period.  Excluding one-time charges of $0.6 million, net of tax, associated with the early repayment of a portion of the Company’s senior term loan, second quarter 2010 net income was $1.1 million, or $0.17 per diluted share. The earnings per share improvement was attained even with 933,000, or 14.2% more weighted average common shares outstanding as a result of the Company's follow-on common stock offering in May 2010.  Gross margin improved 480 basis points to 39.4% compared to 34.6% last year.  Net sales were $52.3 million for the second quarter versus net sales of $55.2 million in the second quarter of 2010, due to reduced sales under military contracts.

David Sharp, President and Chief Executive Officer, commented, “We are very pleased to report our eighth consecutive quarter of improved profitability on a year-over-year basis.  The increase in our bottom line over the past 24 months has primarily been achieved through increased operating efficiencies, higher gross margins and more recently reduction in interest expense.  As a result of our stronger balance sheet and the restructuring of our retail division behind us, we are positioned to drive future earnings gains through top-line growth in our wholesale and retail segments. We continue to be confident that our portfolio of brands has the potential to expand into other categories and new markets internationally and we are pursuing strategies to capitalize on these opportunities. We will also look to take further advantage of our internal manufacturing capabilities to improve in-stock positions on popular styles, increase our speed to market, and reduce costs.”

Second Quarter Review
Net sales for the second quarter were $52.3 million compared to $55.2 million a year ago. Wholesale sales for the second quarter increased 6.0% to $40.8 million compared to $38.5 million for the same period in 2010. Retail sales for the second quarter were $10.9 million compared to $11.0 million for the same period last year. Military segment sales for the second quarter decreased $5.1 million to $0.6 million compared to $5.7 million in the same period in 2010.

Gross margin in the second quarter of 2011 was $20.6 million, or 39.4% of sales compared to $19.1 million, or 34.6% for the same period last year.  The 480 basis point improvement in gross margin as a percentage of sales was primarily attributable to the decrease in sales in our military segment which carry lower gross margins than our retail and wholesale segments coupled with higher average selling prices.  In addition, we benefited from a 290 basis point increase in our wholesale segment and a 250 basis point increase in our retail segment driven by higher average selling prices and improved manufacturing efficiencies.

Selling, general and administrative (SG&A) expenses were $16.9 million or 32.2% of sales, for the second quarter of 2011 compared to $16.2 million, or 29.3% of sales a year ago. The increase was primarily attributable to an increase in planned advertising expenses.

Income from operations was $3.8 million, or 7.2% of net sales, compared to 2.9 million, or 5.3% of net sales, in the prior year period.

Interest expense decreased $1.8 million to $0.3 million for the second quarter of 2011 versus $2.1 million for the same period last year which included one-time fees of approximately $0.9 million, pre-tax, associated with the early repayment of a portion of the Company’s senior term loan. Excluding the one-time fees from a year ago, the decrease is attributable to lower interest rates as the result of the new $70 million revolving credit facility signed in October 2010.

The Company’s funded debt was $39.5 million at June 30, 2011 versus $36.9 million at June 30, 2010.

Inventory increased 20.4% to $74.4 million at June 30, 2011 compared with $61.8 million on the same date a year ago. The increase in inventory was primarily the result of an increase in cost per unit.

Conference Call Information
The Company’s conference call to review second quarter fiscal 2011 results will be broadcast live over the internet today, Tuesday, July 26, 2011 at 4:30 pm Eastern Time.  The broadcast will be hosted at www.rockybrands.com.

About Rocky Brands, Inc.
Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®, and the licensed brands Michelin® and Mossy Oak®.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding future growth opportunities and internal manufacturing capabilities (paragraph 3).  These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2010 (filed March 2, 2011) and the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2011 (filed May 3, 2011).  One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30, 2011	December 31, 2010	June 30, 2010
	Unaudited	Audited	Unaudited
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$3,194,944	$4,362,531	$3,166,143
Trade receivables – net	41,965,418	47,593,807	40,782,470
Other receivables	770,106	911,103	1,182,335
Inventories	74,391,866	58,852,556	61,811,667
Deferred income taxes	1,218,101	1,218,101	1,475,695
Prepaid expenses	2,783,290	1,793,852	2,202,381
Total current assets	124,323,725	114,731,950	110,620,691
FIXED ASSETS – net	23,501,917	22,129,282	22,436,535
IDENTIFIED INTANGIBLES	30,504,268	30,495,485	30,512,822
OTHER ASSETS	931,133	1,222,712	2,112,475
TOTAL ASSETS	$179,261,043	$168,579,429	$165,682,523

LIABILITIES AND SHAREHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable	$13,000,426	$9,024,851	$13,415,750
Current maturities – long term debt	6,865	487,480	528,434
Accrued expenses:
Taxes - other	714,528	590,217	535,101
Income tax payable	836,171	422,229	-
Other	4,194,173	6,050,964	4,931,764
Total current liabilities	18,752,163	16,575,741	19,411,049
LONG TERM DEBT – less current maturities	39,517,005	34,608,338	36,370,863
DEFERRED INCOME TAXES	9,374,685	9,374,685	9,071,639
DEFERRED LIABILITIES	3,151,262	3,017,107	3,875,048
TOTAL LIABILITIES	70,795,115	63,575,871	68,728,599

SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding June 30, 2011 - 7,489,995; December 31, 2010 - 7,426,787; June 30, 2010 - 7,406,787	69,546,028	69,052,101	68,931,586

Accumulated other comprehensive loss	(2,681,862)	(2,828,989)	(3,037,242)
Retained earnings	41,601,762	38,780,446	31,059,580

Total shareholders' equity	108,465,928	105,003,558	96,953,924

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$179,261,043	$168,579,429	$165,682,523

              Rocky Brands, Inc. and Subsidiaries
             Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
NET SALES	$52,282,632	$55,223,054	$104,588,907	$111,302,040

COST OF GOODS SOLD	31,665,304	36,123,970	64,705,634	73,446,107

GROSS MARGIN	20,617,328	19,099,084	39,883,273	37,855,933

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	16,853,029	16,163,354	35,082,380	34,188,041

INCOME FROM OPERATIONS	3,764,299	2,935,730	4,800,893	3,667,892

OTHER INCOME AND (EXPENSES):
Interest expense	(292,454)	(2,121,552)	(507,986)	(3,766,143)
Other – net	34,855	3,432	47,409	40,117
Total other - net	(257,599)	(2,118,120)	(460,577)	(3,726,026)

INCOME/(LOSS) BEFORE INCOME TAXES	3,506,700	817,610	4,340,316	(58,134)

INCOME TAX EXPENSE/(BENEFIT)	1,227,000	294,000	1,519,000	(21,000)

NET INCOME/(LOSS)	$2,279,700	$523,610	$2,821,316	$(37,134)

INCOME/(LOSS) PER SHARE
Basic	$0.30	$0.08	$0.38	$(0.01)
Diluted	$0.30	$0.08	$0.38	$(0.01)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	7,489,995	6,535,812	7,483,259	6,072,045
Diluted	7,489,995	6,557,289	7,483,259	6,072,045